Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633	Patsy Alston- (864) 342-5613
	Director of Investor Relations	Sr. Director of Public Affairs
	jfulmer@advanceamerica.net	palston@advanceamerica.net

Advance America Announces Lending Bank’s Temporary Suspension of Payday

Cash Advance and Installment Loan Originations in North Carolina

SPARTANBURG, S.C., September 14, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that the lending bank for which the Company markets, processes, and services payday cash advances and installment loans in its 117 centers in North Carolina will temporarily suspend its payday cash advance and installment loan originations as of the close of business on September 15, 2005.  The Company will continue to service all payday cash advances and installment loans that are currently outstanding.  The Company currently anticipates that this suspension will continue at least until the expected ruling from the Commissioner of Banks for North Carolina.

Since August 2004, the Company has been cooperating with an ongoing investigation by the Commissioner of Banks for North Carolina.  This investigation evolved into a contested case in February 2005.  All final evidence and arguments were submitted to the Commissioner on September 12, 2005.  While it remains unclear when the Commissioner may reach any conclusions in this case, the Company believes the Commissioner will issue his determination in the near future.  Even though the Company cannot predict what the Commissioner’s determination may be, or what effect this ruling may have on the Company’s business in North Carolina, the Company firmly believes that its legal and factual position is strong, and that it has always conducted its business in North Carolina in compliance with all applicable state and federal laws.  Accordingly, the Company intends to continue to defend the legality of its operations and to pursue its agency business model activities in North Carolina.

“While we are disappointed to announce the suspension by our agency bank partner of their loan and advance originations in North Carolina, we respect their decision” stated William M. Webster, IV, the Company’s Vice Chairman.  “Furthermore, we eagerly await the Commissioner’s ruling and remain steadfast in our determination to operate in North Carolina in compliance with all applicable regulations.”

“We would like to apologize to customers in North Carolina for the inconvenience caused by this suspension” stated Kenneth E. Compton, the Company’s Chief Executive Officer and President.  “We are hopeful that this suspension will be short-lived and we will work diligently with our lending bank partner to resume originations as soon as possible.  In the meantime, we will continue to focus on satisfying customers and growing our business in the other 35 states in which we operate.”

The Company estimates that its net revenues will be negatively impacted by approximately $1.5 to $2.0 million for each month that operations are suspended in North Carolina.  Center expenses, not including marketing, average approximately $1.2 million per month, in North Carolina.  The Company estimates that severance, lease cancellation, and the cost to vacate the premises will approximate $2.1 million if it becomes necessary to shut down completely operations in North Carolina.  In addition, there are two potential non-cash charges associated with completely shutting down North Carolina operations: (1) un-depreciated costs of signage and leasehold improvements of approximately $1.2 million, and (2) impairment of goodwill, the amount of which cannot be determined at this time.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with over 2,600 centers in 36 states.  The Company offers convenient, less-costly, credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business, and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit service losses; our relationships with the lending banks and with the banks party to our revolving credit facility; the possibility that we may have to permanently cease our operations in Georgia and North Carolina; theft and employee errors; the availability of adequate financing, suitable payday cash advance centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification.  For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended

June 30, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www advanceamericacash.com.